FOR IMMEDIATE RELEASE
                                             Contact:   Paul G. Van Wagenen
                                                        (713) 297-5001


            POGO REPORTS INCREASED EARNINGS; GAS PRODUCTION UP
                  SHAREHOLDERS' RIGHTS PLAN ADOPTED

     Houston, April 26, 1994-- Net income of Pogo Producing Company (symbol: "PPP"- NYSE) for the first quarter of 1994 was $7,278,000 or $0.22 per share on revenues of $37,892,000, compared to first quarter 1993 income of $7,160,000 or $0.22 per share on revenues of $34,681,000. The improved quarterly revenues reflected increases in natural gas and oil production levels and higher natural gas prices.

     Paul G. Van Wagenen, Chairman and Chief Executive Officer of the Houston-based oil and gas exploration and production company stated, "Pogo's plan to increase its natural gas production has borne fruit. Our natural gas sales rose 16 percent to an average of 113.7 million cubic feet per day during the first three months of 1994, up from 98.3 million cubic feet per day averaged during the first quarter of 1993." Total liquids production, including plant products, for the first quarter of 1994 averaged 12,502 barrels per day, up 12 percent from an average of 11,160 barrels per day in the 1993 three month period.

     Crude oil and condensate prices in the first quarter averaged only
$13.90 per barrel compared to $19.20 in the first quarter of 1993. Natural gas prices received by Pogo for the quarter just ended averaged $2.20 per Mcf (thousand cubic feet), up from the $1.81 per Mcf recorded in the first quarter of 1993.

     Mr. Van Wagenen also said that the first quarter increase in total natural gas production was related to its very successful recent exploration and development operations in the Gulf of Mexico, especially at Eugene Island Block
295. As operator and 100% working interest owner, Pogo drilled five horizontal natural gas wells in late 1993 into three different shallow horizons on Eugene Island Block 295. Those wells were completed and put on stream, and first production began near the end of February, 1994. Actual gross production rates from that platform averaged 87 million cubic feet per day during March, 1994. Net of royalties and other lease burdens, Pogo's March revenue interest at Eugene Island Block 295 averaged between 55 and 60 million cubic feet per day. Production from this block in the second quarter has continued at these high rates.

     The Company also announced today that its Board of Directors has adopted a Rights Plan designed to protect company stockholders from coercive or unfair takeover techniques. Terms of the Rights Plan provide for a dividend distribution of one right for each outstanding share of common stock of Pogo to holders of record at the close of business on May 20, 1994. The rights would become exercisable only in the event, with certain exceptions, that an acquiring party accumulates 20 percent or more of Pogo's voting stock, or if a party announces an offer to acquire 20 percent or more. The rights will expire on April 26, 2004. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $80. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase either Pogo stock or shares in an "acquiring entity" at half of market value. Pogo would generally be entitled to redeem the rights at one cent per right at any time until the 10th day (subject to extension by the Board of Directors) following the time the rights become exercisable.

     Commenting on the Rights Plan, Mr. Van Wagenen said, "The Board of Directors is not aware of any effort of any kind to acquire control of the Company. The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of the Company's stockholders." Van Wagenen said the plan is similar to those adopted by a number of other companies, and that details of the new Rights Plan will be outlined in a letter to be mailed to stockholders following the May 20, 1994 record date.

     A summary of first quarter 1994 financial results is as follows:

                                          Three Months Ended
                                               March 31
                                   1994                   1993
                                          [Unaudited]
                             [In thousands, except per share amounts]
Revenues                      $    37,892            $    34,681
Net Income                    $     7,278            $     7,160
Earnings per share            $      0.22            $      0.22

Weighted average number of
common stock and common stock
equivalent shares outstanding      33,253                 32,818

     Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 76 federal and state lease blocks offshore from Louisiana and Texas in the Gulf of Mexico. Pogo also owns approximately 93,000 gross leasehold acres in major oil and gas provinces onshore in the United States and approximately 2.6 million gross concession acres in the Kingdom of Thailand. Pogo is listed on the New York and Pacific Stock Exchanges under the symbol PPP.